Exhibit 99.1

October 29, 2025	Investor Contact:

Aaron Musgrave
Vice President, Investor Relations
856-955-4029
aaron.musgrave@amwater.com

Media Contact:

Maureen Duffy
Executive Vice President, Communications and External Affairs
856-955-4163
maureen.duffy@amwater.com

AMERICAN WATER REPORTS STRONG THIRD QUARTER 2025 RESULTS

AFFIRMS LONG-TERM TARGETS AND 2025 EPS GUIDANCE

INITIATES 2026 EPS GUIDANCE, REFLECTING GROWTH OF 8%

ANNOUNCED MERGER WITH ESSENTIAL UTILITIES; EXPECTED CLOSING Q1 2027

•	Third quarter 2025 earnings were $1.94 per share, compared to $1.80 per share in 2024; year-to-date 2025 earnings were $4.47 per share, compared to $4.17 per share in 2024

•	On a weather-normalized basis, year-to-date 2025 and 2024 results were $4.47 per share and $4.10 per share, respectively, a 9% increase

•	2025 weather-normalized earnings per share guidance range of $5.70 to $5.75 affirmed, which includes $0.10 per share of incremental interest income from the amended Homeowner Services Group (HOS) note

•	Entered into equity forward sale agreements in August; expecting to draw down total net proceeds of approximately $1.15 billion in mid-2026

•	Initiating 2026 earnings per share guidance range of $6.02 to $6.12

•	Range assumes HOS note is repaid around year-end 2025

•

Range reflects 8% EPS growth at midpoint compared to 2025 weather-normalized EPS guidance range of $5.60 to $5.65, which excludes $0.10 per share of incremental interest income in 2025 from the amended HOS note

•	Affirming long-term targets, including long-term EPS and dividend per share compounded annual growth rates (CAGRs) of 7 to 9%

•	Announcing 2026-2030 capital plan of $19 to $20 billion and 2026-2035 capital plan of $46 to $48 billion

CAMDEN, N.J., October 29, 2025 - American Water Works Company, Inc. (NYSE: AWK) today reported results for the quarter ended September 30, 2025, of $1.94 per share, compared to $1.80 per share for the same quarter in 2024, and $4.47 per share for the year-to-date period ended September 30, 2025, compared to $4.17 per share for the same period in 2024.

“The company delivered strong results to date in 2025,” said John Griffith, President and CEO of American Water. “Looking forward to 2026 and beyond, we have demonstrated that we consistently execute on the plans we set, and we are fully confident in our ability to continue to deliver on our near-term and long-term growth and capital plans in this latest update,” added Griffith.

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“Beyond 2026, we are looking forward to closing our announced merger agreement with Essential Utilities, which we are expecting to complete by the end of the first quarter of 2027, subject to obtaining all required regulatory approvals. The merger will enhance the scale of our company, combining two highly complementary businesses with significant growth potential that will benefit all stakeholders. American Water and Essential Utilities share similar corporate values, core competencies, and dedicated workforces that will contribute to the health, vibrancy, and economic well-being of our customers and the communities we serve. We look forward to bringing together the talented teams of both companies to help solve the many water and wastewater challenges across the country and expand our customer base.”

2025 EPS Guidance Affirmed

The company affirms weather-normalized 2025 earnings per share guidance range of $5.70 to $5.75, which was narrowed last quarter to the top half of the previous EPS guidance range of $5.65 to $5.75. Both ranges include approximately $0.10 per share of incremental interest income resulting from the early 2024 amendment to the terms of the secured seller note receivable from the 2021 sale of HOS and exclude transaction expenses associated with the proposed merger with Essential Utilities. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Cautionary Statement Concerning Forward-Looking Statements” below and under “Risk Factors” in its annual, quarterly, and current reports filed with the Securities and Exchange Commission (“SEC”).

2026 EPS Guidance and Long-Term Targets

•	2026 earnings per share guidance range of $6.02 to $6.12 established, 8% EPS growth at midpoint compared to 2025 weather-normalized EPS guidance range

•	HOS note assumed to be repaid around year-end 2025, the proceeds of which will be used to avoid incremental financing

•	Assumes equity forward is settled mid-year 2026

•	Excludes transaction expenses associated with the proposed merger with Essential Utilities

•	All long-term targets remain unchanged

•	Long-term EPS growth of 7-9%

•	Long-term rate base growth of 8-9% (including acquisitions)

•	Acquired customer addition growth of 2%

•	Long-term dividend per share growth of 7-9%

•	Established capital investment plan of $19-$20 billion for 2026-2030 and $46-$48 billion for 2026-2035

•	2026 capital investment plan of $3.7 billion

Consolidated Results

For the three and nine months ended September 30, 2025, earnings per share were $1.94 and $4.47 compared to $1.80 and $4.17 per share in the same periods in 2024. Results include increased revenues from implementation of new rates in the Regulated Businesses from the recovery of capital and acquisition investments. Results also reflect increased operating costs and higher depreciation and financing costs to support the current capital investment plan. Results for the three and nine months ended September 30, 2025, reflect the net impact of weather compared to normal, estimated at $0.03 favorable and flat per share, respectively. Results for the three and nine months ended September 30, 2024, reflect the net favorable impact of warmer, drier weather compared to normal, estimated at $0.04 and $0.07 per share, respectively.

During the first nine months of 2025, the company invested $2.2 billion. The company plans to invest a total of approximately $3.2 billion across its footprint in 2025.

Regulated Businesses

In the third quarter of 2025, the Regulated Businesses’ net income was $383 million, compared to $356 million for the same period in 2024. For the first nine months of 2025, the Regulated Businesses’ net income was $872 million, compared to $815 million for the same period in 2024.

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Operating revenues increased $124 million and $366 million for the three and nine months ended September 30, 2025, respectively, as compared to the same periods in 2024. The increase in operating revenues was primarily a result of authorized revenue increases from completed general rate cases and infrastructure proceedings for the recovery of incremental capital and acquisition investments, as well as incremental revenue from closed acquisitions.

Since January 1, 2025, the company has been authorized additional annualized revenues of $275 million, with $232 million from general rate cases and $43 million from infrastructure surcharges. The company has general rate cases in progress in four jurisdictions and has filed for infrastructure surcharges in two jurisdictions, reflecting a total annualized revenue request of $141 million.

Operating expenses were higher by $63 million and $224 million for the three and nine months ended September 30, 2025, respectively, as compared to the same periods in 2024. Operating expenses were higher primarily due to an increase in employee related costs and technology related costs, as well as general taxes associated with increased capital investment, and other operation and maintenance costs related to acquisitions closed in 2024. Operating expenses also include depreciation expense, which was higher by $28 million and $85 million in the same periods, due to the increase in capital investment.

Interest expense was higher by $15 million and $46 million for the three and nine months ended September 30, 2025, respectively, as compared to the same periods in 2024, as a result of incremental short and long-term debt primarily to fund capital investments.

Dividends

On October 28, 2025, the company’s Board of Directors declared a quarterly cash dividend payment of $0.8275 per share, payable on December 2, 2025, to shareholders of record as of November 13, 2025.

Transformative Merger Driven by Compelling Strategic, Customer and Financial Rationale

On Monday, October 27, American Water announced that the boards of directors of the company and Essential Utilities, Inc. have unanimously approved a definitive agreement to combine in an all-stock, tax-free merger as the leading regulated U.S. water and wastewater public utility with a pro forma market capitalization of approximately $40 billion and a combined enterprise value of approximately $63 billion, based on closing stock prices as of October 24, 2025.

Under the terms of the agreement, Essential shareholders will receive 0.305 shares of American Water for each share of Essential they own at the closing of the transaction. This exchange ratio implies a premium of approximately 10% to Essential shareholders based on the average of the daily volume weighted average price of each company’s common stock over the 60-trading-day period ending October 24, 2025. Upon completion of the merger, American Water shareholders will own approximately 69% and Essential shareholders will own approximately 31% of the combined company on a fully diluted basis.

2025 Third Quarter Earnings Materials

After the market closes on Wednesday, October 29, 2025, the company’s materials that review third quarter 2025 earnings, 2026 earnings guidance, and long-term targets will be made available on the company’s Investor Relations website at ir.amwater.com. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.

About American Water

American Water (NYSE: AWK), a large capitalization value company, is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,700 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

Throughout this press release, unless the context otherwise requires, references to the “company” and “American Water” mean American Water Works Company, Inc. and all of its subsidiaries, taken together as a whole. All statements related to earnings and earnings per share refer to diluted earnings and diluted earnings per share.

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Non-GAAP Financial Measures

This press release includes a presentation of American Water’s 2025 and 2026 earnings guidance ranges excluding (i) the $0.10 per share of incremental interest income to be recognized from the amended HOS note and (ii) transaction costs and expenses associated with the announced merger with Essential Utilities. These presentations constitute “non-GAAP financial measures” under SEC rules. This information is derived from American Water’s consolidated financial information but is not presented in financial statements prepared in accordance with generally accepted accounting principles (“GAAP”). These presentations supplement American Water’s GAAP disclosures and should be considered in addition to, and not in substitution of, measures of financial performance prepared in accordance with GAAP. Management believes these presentations are useful to American Water’s investors because they exclude items not reflective of American Water’s ongoing operating results and the presentations will allow investors to understand better the operating performance of American Water’s regulated businesses. Although management will use this information internally to evaluate American Water’s results of operations and to facilitate a meaningful year-to-year comparison thereof, management does not intend this information to represent future results as defined by GAAP, and investors should not consider them as such. In addition, these presentations of guidance may not be comparable to similar presentations by other companies, and, accordingly, they may have significant limitations in their use. Also, management is unable to present a reconciliation of the amount of transaction expenses noted above without unreasonable effort because management cannot reliably predict the nature, amount or probable significance of all of such expenses for future periods; these adjustments may, individually or in the aggregate, cause the forward-looking non-GAAP financial measure to differ significantly from the most directly comparable GAAP financial measure.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release including, without limitation, 2025 and 2026 earnings guidance, the company’s long-term financial, growth and dividend targets, the ability to achieve the company’s strategies and goals, customer affordability and acquired customer growth, the outcome of the company’s pending acquisition activity (including, without limitation, with respect to the proposed merger with Essential Utilities), the amount and allocation of projected capital expenditures, and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “likely,” “uncertain,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates, assumptions, known and unknown risks, uncertainties and other factors. Actual results may vary materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower customer rates; the timeliness and outcome of regulatory commissions’ and other authorities’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions and dispositions, taxes, permitting, water supply and management, and other decisions; changes in customer demand for, and patterns of use of, water and energy, such as may result from conservation efforts, or otherwise; limitations on the availability of the company’s water supplies or sources of water, or restrictions on its use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors; a loss of one or more large industrial or commercial customers due to adverse economic conditions, or other factors; present and future proposed changes in laws, governmental regulations and policies, including with respect to the environment (such as, for example, potential improvements or changes to existing Federal regulations with respect to lead and copper service lines and galvanized steel pipe), health and safety, data and consumer privacy, security and protection, water quality and water quality accountability, contaminants of emerging concern (including without limitation per- and polyfluoroalkyl substances (collectively, “PFAS”)), public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections and changes in federal, state and local executive administrations; the company’s ability to collect, distribute, use, secure and store consumer data in compliance with current or future governmental laws, regulations and policies with respect to data and consumer privacy, security and protection; weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall,

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prolonged and abnormal ice or freezing conditions, strong winds, coastal and intercoastal flooding, pandemics and epidemics, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms, sinkholes and solar flares; the outcome of litigation and similar governmental and regulatory proceedings, investigations or actions; the risks associated with the company’s aging infrastructure, and its ability to appropriately improve the resiliency of or maintain, update, redesign and/or replace, current or future infrastructure and systems, including its technology and other assets, and manage the expansion of its businesses; exposure or infiltration of the company’s technology and critical infrastructure systems, including the disclosure of sensitive, personal or confidential information contained therein, through physical or cyber attacks or other means, and impacts from required or voluntary public and other disclosures, as well as civil class action and other litigation or legal, regulatory or administrative proceedings, related thereto; the company’s ability to obtain permits and other approvals for projects and construction, update, redesign and/or replacement of various water and wastewater facilities; changes in the company’s capital requirements; the company’s ability to control operating expenses and to achieve operating efficiencies, and the company’s ability to create, maintain and promote initiatives and programs that support the affordability of the company’s regulated utility services; the intentional or unintentional actions of a third party, including contamination of the company’s water supplies or the water provided to its customers; the company’s ability to obtain and have delivered adequate and cost-effective supplies of pipe, equipment (including personal protective equipment), chemicals, power and other fuel, water and other raw materials, and to address or mitigate supply chain constraints that may result in delays or shortages in, as well as increased costs of, supplies, products and materials that are critical to or used in the company’s business operations; the company’s ability to successfully meet its operational growth projections, either individually or in the aggregate, and capitalize on growth opportunities, including, among other things, with respect to: acquiring, closing and successfully integrating regulated operations, including without limitation the company’s ability to (i) obtain required regulatory approvals for such acquisitions, (ii) prevail in litigation or other challenges related to such acquisitions, and (iii) recover in rates the fair value of assets of the acquired regulated operations; the company’s Military Services Group entering into new military installation contracts, price redeterminations, and other agreements and contracts, with the U.S. government; and realizing anticipated benefits and synergies from new acquisitions; in addition to the foregoing, various other uncertainties associated with the company’s merger agreement with Essential Utilities, Inc. (“Essential”) and the proposed merger, including: (i) a fixed exchange ratio that will not adjust or account for fluctuations in the company’s or Essential’s stock price; (ii) limitations on the parties’ ability to pursue alternatives to the proposed merger; (iii) financial impacts of the proposed merger on the company and the combined company’s earnings, earnings per share, financial condition, results of operations, cash flows and share price, and any related accounting impacts; (iv) any impact of the proposed merger on the company’s ability to declare and pay quarterly dividends on its common stock; (v) the amount and nature of incurred transaction costs associated with the proposed merger; and (vi) reduced ownership and voting interests for the company’s and Essential’s shareholders upon completion of the proposed merger; in addition to the foregoing, various risks and uncertainties associated with the agreement to acquire certain water and wastewater systems from a subsidiary of Nexus Water Group, Inc., including: (i) the final amount of the rate base to be acquired, and the amount of post-closing adjustments to the purchase price, if any, as contemplated by the acquisition agreement; (ii) the various impacts and effects of (a) compliance, or attempted compliance with, the terms and conditions of the acquisition agreement, and/or (b) the completion of or, or actions taken by the company to complete, the acquisition, on the company’s operations, strategy, guidance, expectations and plans with respect to its Regulated Businesses (considered individually or together as a whole), its current or future capital expenditures, its current and future debt and equity capital needs, dividends, earnings (including earnings per share), growth, future regulatory outcomes, expectations with respect to rate base growth, and other financial and operational goals, plans, estimates and projections; and (iii) any requirement by the company to pay a termination fee in the event the closing does not occur; risks and uncertainties following the completion of the sale of the company’s former HOS business, including: the company’s ability to receive amounts due, payable and owing to the company under the amended secured seller note when due; and the ability of the company to redeploy successfully and timely the net proceeds of this transaction into the company’s Regulated Businesses; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement, security and cybersecurity regulations; cost overruns relating to improvements in or the expansion of the company’s operations; the company’s ability to successfully develop and implement new technologies and to protect related intellectual property; the company’s ability to maintain safe work sites; the company’s exposure to liabilities related to environmental laws and regulations, including those enacted or adopted and under consideration, and the substances related thereto, including without limitation copper, lead and galvanized steel, PFAS and other contaminants of emerging concern, and similar matters resulting from, among other things, water and wastewater service provided to customers; the ability of energy providers, state governments and other third parties to achieve or fulfill their greenhouse gas emission reduction goals, including without limitation through stated renewable portfolio standards and carbon transition plans; with respect to any of the Forward Sale Agreements, as described herein: (i) the inability of the forward purchasers (or their affiliates) to perform their obligations thereunder, (ii) the timing and

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method of any settlement thereof, (iii) the amount and intended use of proceeds that may be received by the company from any such settlement, and (iv) the timing and amount of any common stock dilution resulting therefrom; changes in general economic, political, business and financial market conditions; access to sufficient debt and/or equity capital on satisfactory terms and as needed to support operations and capital expenditures; fluctuations in inflation or interest rates, and the company’s ability to address or mitigate the impacts thereof; the ability to comply with affirmative or negative covenants in the current or future indebtedness of the company or any of its subsidiaries, or the issuance of new or modified credit ratings or outlooks by credit rating agencies with respect to the company or any of its subsidiaries (or any current or future indebtedness thereof), which could increase financing costs or funding requirements and affect the company’s or its subsidiaries’ ability to issue, repay or redeem debt, pay dividends or make distributions; fluctuations in the value of, or assumptions and estimates related to, its benefit plan assets and liabilities, including with respect to its pension and other post-retirement benefit plans, that could increase expenses and plan funding requirements; changes in federal or state general, income and other tax laws, including (i) future significant tax legislation or regulations (including without limitation impacts related to the Corporate Alternative Minimum Tax), and (ii) the availability of, or the company’s compliance with, the terms of applicable tax credits and tax abatement programs; migration of customers into or out of the company’s service territories and changes in water and energy consumption resulting therefrom; the use by municipalities of the power of eminent domain or other authority to condemn the systems of one or more of the company’s utility subsidiaries, including without limitation litigation and other proceedings with respect to the water system assets of the company’s California subsidiary located in Monterey, California, or the assertion by private landowners of similar rights against such utility subsidiaries; any difficulty or inability to obtain insurance for the company, its inability to obtain insurance at acceptable rates and on acceptable terms and conditions, or its inability to obtain reimbursement under existing or future insurance programs and coverages for any losses sustained; the incurrence of impairment charges, changes in fair value and other adjustments related to the company’s goodwill or the value of its other assets; labor actions, including work stoppages and strikes; the company’s ability to retain and attract highly qualified and skilled employees and talent; civil disturbances or unrest, or terrorist threats or acts, or public apprehension about future disturbances, unrest, or terrorist threats or acts; and the impact of new, and changes to existing, accounting standards.

These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above, and the risk factors included in American Water’s annual, quarterly and other SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements American Water makes shall speak only as of the date of this press release. American Water does not have any obligation, and specifically disclaims any undertaking or intention, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or otherwise. New factors emerge from time to time, and it is not possible for the company to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

AWK-IR

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Operating revenues	$1,451	$1,323	$3,869	$3,483

Operating expenses:
Operation and maintenance	523	496	1,471	1,339
Depreciation and amortization	226	200	663	581
General taxes	87	84	260	246
Other	1	—	1	(1)

Total operating expenses, net	837	780	2,395	2,165

Operating income	614	543	1,474	1,318
Other (expense) income:
Interest expense	(158)	(132)	(453)	(387)
Interest income	23	22	67	71
Non-operating benefit costs, net	4	7	12	23
Other, net	11	13	40	31

Total other (expense) income	(120)	(90)	(334)	(262)

Income before income taxes	494	453	1,140	1,056
Provision for income taxes	115	103	267	244

Net income attributable to common shareholders	$379	$350	$873	$812

Basic earnings per share: (a)
Net income attributable to common shareholders	$1.94	$1.80	$4.47	$4.17

Diluted earnings per share: (a)
Net income attributable to common shareholders	$1.94	$1.80	$4.47	$4.17

Weighted-average common shares outstanding:
Basic	195	195	195	195

Diluted	195	195	195	195

(a)	Amounts may not calculate due to rounding.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

	September 30, 2025	December 31, 2024
ASSETS
Property, plant and equipment	$36,895	$35,059
Accumulated depreciation	(7,283)	(7,021)

Property, plant and equipment, net	29,612	28,038

Current assets:
Cash and cash equivalents	166	96
Restricted funds	11	29
Accounts receivable, net of allowance for uncollectible accounts of $58 and $53, respectively	459	416
Income tax receivable	3	25
Unbilled revenues	437	315
Materials and supplies	109	103
Other	367	231

Total current assets	1,552	1,215

Regulatory and other long-term assets:
Regulatory assets	1,179	1,150
Secured seller promissory note from the sale of the Homeowner Services Group	795	795
Operating lease right-of-use assets	87	89
Goodwill	1,151	1,144
Other	372	399

Total regulatory and other long-term assets	3,584	3,577

Total assets	$34,748	$32,830

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

	September 30, 2025	December 31, 2024
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value; 500,000,000 shares authorized; 200,576,637 and 200,371,701 shares issued, respectively)	$2	$2
Paid-in-capital	8,630	8,598
Retained earnings	2,662	2,112
Accumulated other comprehensive income	4	12
Treasury stock, at cost (5,453,167 and 5,451,216 shares, respectively)	(391)	(392)

Total common shareholders’ equity	10,907	10,332

Long-term debt	13,022	12,518
Redeemable preferred stock at redemption value	3	3

Total long-term debt	13,025	12,521

Total capitalization	23,932	22,853

Current liabilities:
Short-term debt	1,005	879
Current portion of long-term debt	1,269	637
Accounts payable	302	346
Accrued liabilities	630	791
Accrued taxes	151	156
Accrued interest	139	111
Other	191	230

Total current liabilities	3,687	3,150

Regulatory and other long-term liabilities:
Advances for construction	425	383
Deferred income taxes and investment tax credits	3,064	2,881
Regulatory liabilities	1,467	1,416
Operating lease liabilities	75	76
Accrued pension expense	203	217
Other	280	277

Total regulatory and other long-term liabilities	5,514	5,250

Contributions in aid of construction	1,615	1,577
Commitments and contingencies

Total capitalization and liabilities	$34,748	$32,830

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